Exhibit 4.6(g)(ii)
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 30, 2024, among 49 PERCENT QWEST SUB 1, LLC (the “New Guarantor”), LUMEN TECHNOLOGIES, INC., a Louisiana corporation (the “Issuer”) on behalf of itself and the Guarantors (the “Existing Guarantors”) under the Indenture referred to below, WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (the “Trustee”) and BANK OF AMERICA, N.A., a national banking association, as collateral agent under the Indenture referred to below (the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Issuer and the Guarantors party thereto have heretofore executed and delivered to the Trustee an Indenture dated as of March 22, 2024, as supplemented by that Supplemental Indenture dated as of October 31, 2024 (the “Indenture”; capitalized terms used but not defined herein having the meanings assigned thereto in the Indenture), providing for the issuance of its 4.125% Superpriority Senior Secured Notes due 2030;
WHEREAS, the New Guarantor is a subsidiary of Qwest Corporation;
WHEREAS, the Indenture permits the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall guarantee all the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein and such guarantee shall be a guarantee of collection only and not a guarantee of performance or payment;
WHEREAS, the Guarantee contained in this Supplemental Indenture shall constitute a “Note Guarantee”, and the New Guarantor shall constitute a “QC Guarantor” and a “Guarantor”, for all purposes of the Indenture;
WHEREAS, pursuant to Section 8.01 and Section 12.07 of the Indenture, the Trustee, the Collateral Agent and the Issuer are authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Issuer and the New Guarantor have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, on behalf of itself and the Existing Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Agreement to Guaranty. The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to guarantee the Issuer’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes. The New Guarantor shall be a QC Guarantor and its guarantee shall be a guarantee of collection only and not a guarantee of performance or payment.
2.    Successors and Assigns. This Supplemental Indenture shall be binding upon the New Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Collateral Agent and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Collateral Agent, the rights and privileges conferred upon that party in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.
3.    No Waiver. Neither a failure nor a delay on the part of the Trustee, the Collateral Agent or the Holders in exercising any right, power or privilege under this Supplemental Indenture, the Indenture or the Notes shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Collateral Agent and the Holders herein and therein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which they may have under this Supplemental Indenture, the Indenture or the Notes at law, in equity, by statute or otherwise.
4.    Modification. No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by the New Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee and the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the New Guarantor in any case shall entitle the New Guarantor to any other or further notice or demand in the same, similar or other circumstances.
5.    Opinion of Counsel. Concurrently with the execution and delivery of this Supplemental Indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel in accordance with the terms of the Indenture.
6.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
7.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
9.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
10.    Trustee and Collateral Agent. The Trustee and the Collateral Agent make no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer, the Existing Guarantors and the New Guarantor, and not of the Trustee or the Collateral Agent. The rights, privileges, indemnities and protections afforded the Trustee and the Collateral Agent under the Indenture shall apply to the execution hereof and the transactions contemplated hereunder.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

49 PERCENT QWEST SUB 1, LLC
By:	/s/ Jonathan Yourkoski
Name: Jonathan Yourkoski
Title: Senior Vice President - Treasurer - Corporate Development

LUMEN TECHNOLOGIES, INC., on behalf of itself as the Issuer and the other Existing Guarantors
By:	/s/ Jonathan Yourkoski
Name: Jonathan Yourkoski
Title: Senior Vice President - Treasurer - Corporate Development

[Signature Page – Supplemental Indenture – 4.125% 2030 SP Notes]

[Signature Page – Supplemental Indenture – 4.125% 2029 SP Notes]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page – Supplemental Indenture – 4.125% 2029 SP Notes]

[Signature Page – Supplemental Indenture – 4.125% 2029 SP Notes]

BANK OF AMERICA, N.A., as Collateral Agent
By:	/s/ Tyler D. Levings
Name: Tyler D. Levings
Title: Managing Director

[Signature Page – Supplemental Indenture – 4.125% 2029 SP Notes]